EXHIBIT 8.1

July 9, 2010

Sprott Physical Silver Trust
Suite 2700, South Tower,
Royal Bank Plaza,
200 Bay Street,
Toronto, Ontario,
Canada M5J 2J1

Re:          Sprott Physical Silver Trust

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Sprott Physical Silver Trust (the “Trust”) and the holders of units of the Trust (“Units”), such Units to be offered by the Trust as described in the Trust’s registration statement on Form F-1 (File No. 333-      ) (such registration statement as amended from time to time) (the “Registration Statement”) to which this opinion is an exhibit, as such Registration Statement shall be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Trust included in the Registration Statement (the “Prospectus”).  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Trust.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors,” and “Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the caption “Tax Considerations.”  It is our further opinion that the tax discussion set forth under the captions “Risk Factors—The Trust expects to be a passive foreign investment company, which may have adverse U.S. federal income tax consequences to U.S. Holders who do not make certain elections” and “Risk Factors—A U.S. Holder that makes a QEF election with respect to his, her or its Trust units may be required to include amounts in income for U.S. federal income tax purposes if any holder redeems units for cash or physical silver bullion,” and “Tax Considerations—U.S. Federal Income Tax Considerations” in the Registration Statement accurately states our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law authority, all as they exist as of the date hereof and any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Tax Considerations—U.S. Federal Income Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP